The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 13, 2020

Pricing Supplement No. 2020-USNCH[ ] to Product Supplement No. EA-02-08 dated February 15, 2019,

Underlying Supplement No. 8 dated February 21, 2019, Prospectus Supplement and Prospectus each dated May 14, 2018

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-224495 and 333-224495-03

Dated March----, 2020

Citigroup Global Markets Holdings Inc. $---- Capped GEARS

Linked to the Shares of the United States Oil Fund, LP Due On or About April 5, 2023

All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description

The Capped GEARS offered by this pricing supplement (the “securities”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), with a return at maturity linked to the performance of the shares of the United States Oil Fund, LP (the “underlying”) from the initial underlying price to the final underlying price (the “underlying return”). The final underlying price will be equal to the arithmetic average of the closing prices of the underlying on monthly valuation dates occurring over the final year of the term of the securities. If the underlying return is positive, the issuer will repay the stated principal amount of the securities at maturity and pay a return equal to the underlying return multiplied by the upside gearing of 4.70, but no more than the maximum gain of 94.00%. If the underlying return is zero or negative and the final underlying price is greater than or equal to the geared downside threshold, you will be exposed to the negative underlying return on a 1-to-1 basis and the issuer will pay you less than the stated principal amount at maturity, resulting in a loss on the stated principal amount to investors that is proportionate to the percentage decline in the price of the underlying. If the underlying return is negative and the final underlying price is less than the geared downside threshold, you will be exposed to the negative underlying return on a 1-to-1 basis for each 1% decline in the underlying up to the threshold percentage, and in addition you will be exposed to any further decline on a 2-to-1 basis, with an additional loss of 2% for each 1% decline in the underlying in excess of the threshold percentage. As a result of this accelerated downside exposure, a 60% decline in the underlying will result in a 100% loss on your investment. Investing in the securities involves significant risks. You may lose a substantial portion or all of your initial investment. The securities do not pay interest. The stated payout on the securities applies only if you hold the securities to maturity. Any payment on the securities, including any repayment of the stated principal amount provided at maturity, is subject to the creditworthiness of the issuer and the guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the securities and you could lose your entire investment.

Features

❑ Enhanced Growth Potential Subject to the Maximum Gain — If the underlying return is positive, the issuer will repay the stated principal amount of the securities at maturity and pay a return equal to the underlying return multiplied by the upside gearing, but no more than the maximum gain. The upside gearing feature will provide leveraged exposure to a limited range of positive performance of the underlying. If the underlying return is negative, investors will incur a loss at maturity.

❑ Downside Exposure with Accelerated Losses Beyond the Threshold Percentage — If the underlying declines from the initial underlying price to the final underlying price, investors will be exposed to that decline on a 1-to-1 basis up to a decline equal to the threshold percentage, and on a 2-to-1 basis to the extent that the decline exceeds the threshold percentage. As a result of this accelerated downside exposure, a 60% decline in the underlying will result in a 100% loss on your investment. Any payment on the securities is subject to the creditworthiness of the issuer and the guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the securities and you could lose your entire investment.

Key Dates[1]
Strike date	March 12, 2020
Trade date	March 13, 2020
Settlement date	March 17, 2020
Valuation dates[2]	Monthly, beginning on April 29, 2022 (see page PS-4)
Final valuation date[2]	March 31, 2023
Maturity date	April 5, 2023
[1] Expected [2] See page PS-4 for additional details.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL AMOUNT OF YOUR INITIAL INVESTMENT IN THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE THE DOWNSIDE MARKET RISK OF THE UNDERLYING, INCLUDING ON AN ACCELERATED BASIS. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND, ACCORDINGLY, MAY HAVE LIMITED OR NO LIQUIDITY.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “SUMMARY RISK FACTORS” BEGINNING ON PAGE PS-5 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS RELATING TO THE SECURITIES” BEGINNING ON PAGE EA-7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Capped GEARS Linked to the Shares of the United States Oil Fund, LP. Any return at maturity will be determined by the performance of the underlying. The securities are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc., and are offered for a minimum investment of 100 securities at the issue price described below. The initial underlying price and the geared downside threshold were set on the strike date.

Underlying	Initial Underlying Price	Upside Gearing	Downside Gearing	Maximum Gain	Geared Downside Threshold	Threshold Percentage	CUSIP / ISIN
Shares of the United States Oil Fund, LP (Ticker: USO)	$6.54	4.70	2.00	94.00%	$5.232, 80.00% of the initial underlying price	20.00%	17327U723 / US17327U7239

See “Additional Terms Specific to the Securities” in this pricing supplement. The securities will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per security	$10.00	$0.075	$9.925
Total	$	$	$
(1)	Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the trade date will be at least $8.69 per security, which will be less than the issue price. The estimated value of the securities is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2)	The underwriting discount is $0.075 per security. CGMI, acting as principal, expects to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. expects to sell to CGMI, the aggregate stated principal amount of the securities set forth above for $9.925 per security. UBS Financial Services Inc. (“UBS”), acting as principal, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the securities for $9.925 per security. UBS will receive an underwriting discount of $0.075 per security for each security it sells. UBS proposes to offer the securities to the public at a price of $10.00 per security. For additional information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Securities

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting, Liquidation or Termination of an Underlying ETF” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlying that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before you decide whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement. You may access the accompanying product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant dates on the SEC website):

♦	Product Supplement No. EA-02-08 dated February 15, 2019:

https://www.sec.gov/Archives/edgar/data/200245/000095010319002039/dp102379_424b2-psea0208par.htm

♦	Underlying Supplement No. 8 dated February 21, 2019:

https://www.sec.gov/Archives/edgar/data/200245/000095010319002215/dp102549_424b2-us8.htm

♦	Prospectus Supplement and Prospectus each dated May 14, 2018:

https://www.sec.gov/Archives/edgar/data/200245/000119312518162183/d583728d424b2.htm

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to the trade date. The applicable agent will notify you in the event of any material changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of the securities. You may also choose to reject such changes, in which case the applicable agent may reject your offer to purchase the securities. References to “Citigroup Global Markets Holdings Inc.,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries. References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries. In this pricing supplement, “securities” refers to the Capped GEARS Linked to the Shares of the United States Oil Fund, LP that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. The description in this pricing supplement of the particular terms of the securities supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-5 of this pricing supplement, “The United States Oil Fund, LP” beginning on page PS-14 of this pricing supplement, “Risk Factors Relating to the Securities” beginning on page EA-7 of the accompanying product supplement and “Fund Descriptions— The United States Oil Fund, LP” beginning on page US-163 of the accompanying underlying supplement.

The securities may be suitable for you if, among other considerations:	The securities may not be suitable for you if, among other considerations:

♦  You fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.

♦  You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that is subject on a 1-to-1 basis to any decline of the underlying up to the threshold percentage and on a 2-to-1 basis to any decline in excess of the threshold percentage.

♦  You understand that you will lose 100% of your investment in the securities if the underlying declines by 60% or more from the initial underlying price to the final underlying price.

♦  You believe that the price of the underlying will increase over the term of the securities and are willing to give up any appreciation in excess of the maximum gain.

♦  You understand and accept that your potential return is limited by the maximum gain and you are willing to invest in the securities based on the maximum gain indicated on the cover page hereof.

♦  You can tolerate fluctuations in the value of the securities prior to maturity that are likely to exceed any downside fluctuations in the price of the underlying.

♦  You do not seek current income from your investment.

♦  You are willing to invest in the securities based on the downside gearing and geared downside threshold indicated on the cover page hereof.

♦  You seek exposure to the performance of the underlying as measured from the initial underlying price to the arithmetic average of the closing prices of the underlying on valuation dates occurring monthly over the final year of the term of the securities, and you understand that the underlying return as so measured may be less favorable than the performance of the underlying as measured from the strike date to the final valuation date.

♦  You understand and accept the risks associated with the underlying.

♦  You are willing and able to hold the securities to maturity, and accept that there may be little or no secondary market for the securities and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the securities.

♦  You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the securities, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations you might not receive any amounts due to you, including any repayment of the stated principal amount.

♦  You do not fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.

♦  You require an investment designed to guarantee a full return of the stated principal amount at maturity.

♦  You cannot tolerate the loss of all or a substantial portion of your initial investment, or you are not willing to make an investment that is subject on a 1-to-1 basis to any decline of the underlying up to the threshold percentage and on a 2-to-1 basis to any decline in excess of the threshold percentage.

♦  You believe that the price of the underlying will decline during the term of the securities, or you believe the underlying will appreciate over the term of the securities by more than the maximum gain.

♦  You seek an investment that participates in the full appreciation in the price of the underlying or that has unlimited return potential, or you are unwilling to invest in the securities based on the maximum gain indicated on the cover page hereof.

♦  You cannot tolerate fluctuations in the value of the securities prior to maturity that are likely to exceed any downside fluctuations in the price of the underlying.

♦  You seek current income from this investment.

♦  You are unwilling to invest in the securities based on the downside gearing and geared downside threshold indicated on the cover page hereof.

♦  You seek exposure to the performance of the underlying as measured from the strike date to the final valuation date.

♦  You do not understand or accept the risks associated with the underlying.

♦  You are unwilling or unable to hold the securities to maturity or you seek an investment for which there will be an active secondary market.

♦  You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the securities, including any repayment of the stated principal amount.

Indicative Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per security
Stated principal amount	$10.00 per security
Term	Approximately 3 years
Strike date	March 12, 2020
Trade date[1]	March 13, 2020
Settlement date[1]	March 17, 2020
Valuation dates[1,2]	April 29, 2022, May 31, 2022, June 30, 2022, July 29, 2022, August 31, 2022, September 30, 2022, October 31, 2022, November 30, 2022, December 30, 2022, January 31, 2023, February 28, 2023 and March 31, 2023 (the “final valuation date”)
Final valuation date[1,2]	March 31, 2023
Maturity date[1]	April 5, 2023
Underlying	Shares of the United States Oil Fund, LP (Ticker: USO) (the “ETF”)
Maximum gain	94.00%
Geared downside threshold	80.00% of the initial underlying price, as set forth on the cover hereof
Upside gearing	4.70
Downside gearing	2.00
Threshold percentage	20.00%
Payment at maturity (per $10.00 stated principal amount of securities)

If the underlying return is positive, Citigroup Global Markets Holdings Inc. will pay you a cash payment per $10.00 stated principal amount of securities that provides you with the stated principal amount of $10.00 plus a return equal to the underlying return multiplied by the upside gearing, but no more than the maximum gain, calculated as follows:

$10.00 × (1 + the lesser of (i) underlying return × upside gearing and (ii) maximum gain)

If the underlying return is zero or negative and the final underlying price is greater than or equal to the geared downside threshold, Citigroup Global Markets Holdings Inc. will pay you a cash payment at maturity less than the stated principal amount of $10.00 per security, resulting in a loss on the stated principal amount that is proportionate to the percentage decline in the price of the underlying, calculated as follows:

$10.00 × (1 + underlying return)

If the underlying return is negative and the final underlying price is less than the geared downside threshold, Citigroup Global Markets Holdings Inc. will pay you a cash payment at maturity that is less than your stated principal amount and may be zero, resulting in a loss of 1% for each 1% decline in the underlying up to the threshold percentage, and a further loss of 2% for each additional 1% decline in the underlying in excess of the threshold percentage. Accordingly, the payment at maturity per security would be calculated as follows:

$8.00 + [$10.00 × downside gearing × (underlying return + threshold percentage)], subject to the minimum payment at maturity of zero

You will have downside exposure to the decline in the underlying on an accelerated basis to the extent that the underlying declines by more than the threshold percentage from the initial underlying price to the final underlying price. You may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the underlying declines.

Underlying return	final underlying price – initial underlying price initial underlying price
Initial underlying price	The closing price of the underlying on the strike date, as set forth on the cover hereof
Final underlying price	The arithmetic average of the closing prices of the underlying on the valuation dates

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF THE STATED PRINCIPAL AMOUNT OF THE SECURITIES. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Strike date:	The closing price of the underlying (initial underlying price) is observed and the geared downside threshold is determined.

Valuation dates:	The final underlying price is determined based on the closing prices of the underlying on each of the monthly valuation dates, beginning on April 29, 2022.

Maturity date:

The final underlying price is determined on the final valuation date and the underlying return is calculated.

If the underlying return is positive, Citigroup Global Markets Holdings Inc. will pay you a cash payment per $10.00 stated principal amount of securities that provides you with the stated principal amount of $10.00 plus a return equal to the underlying return multiplied by the upside gearing, but no more than the maximum gain, calculated as follows:

$10.00 × (1 + the lesser of (i) underlying return × upside gearing and (ii) maximum gain)

If the underlying return is zero or negative and the final underlying price is greater than or equal to the geared downside threshold, Citigroup Global Markets Holdings Inc. will pay you a cash payment at maturity less than the stated principal amount of $10.00 per security, resulting in a loss on the stated principal amount that is proportionate to the percentage decline in the price of the underlying, calculated as follows:

$10.00 × (1 + underlying return)

If the underlying return is negative and the final underlying price is less than the geared downside threshold, Citigroup Global Markets Holdings Inc. will pay you a cash payment at maturity that is less than your stated principal amount and may be zero, resulting in a loss of 1% for each 1% decline in the underlying up to the threshold percentage, and a further loss of 2% for each additional 1% decline in the underlying in excess of the threshold percentage. Accordingly, the payment at maturity per security would be calculated as follows:

$8.00 + [$10.00 × downside gearing × (underlying return + threshold percentage)], subject to the minimum payment at maturity of zero

[1]	In the event that we make any changes to the expected trade date and settlement date, the valuation dates and maturity date may be changed to ensure that the stated term of the securities remains the same.

[2]	Subject to postponement as described under “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may lose some or all of your investment — The securities differ from ordinary debt securities in that we will not necessarily repay the full stated principal amount of your securities at maturity. Instead, your return on the securities is linked to the performance of the underlying and will depend on whether, and the extent to which, the underlying return is positive or negative. If the final underlying price is less than the initial underlying price but greater than or equal to the geared downside threshold, you will lose 1% of the stated principal amount of the securities for every 1% by which the final underlying price is less than the initial underlying price. If the final underlying price is less than the geared downside threshold, you will incur additional losses on an accelerated basis to the extent that the decline in the underlying exceeds the threshold percentage, with additional losses of 2% for each 1% decline in excess of the threshold percentage. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment in the securities.

♦	You may lose all of your investment even if the underlying has not lost all of its value — If the underlying declines by 60% or more from the initial underlying price to the final underlying price, you will lose all of your investment.

♦	The initial underlying price, which has been set on the strike date, may be higher than the closing price of the underlying on the trade date — If the closing price of the underlying on the trade date is less than the initial underlying price that has been set on the strike date, the terms of the securities may be less favorable to you than the terms of an alternative investment that may be available to you that offers a similar payout as the securities but with the initial underlying price of the underlying set on the trade date.

♦	The securities do not pay interest — Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

♦	The appreciation potential of the securities is limited by the maximum gain — Your potential total return on the securities at maturity is limited by the maximum gain. As a result, the return on an investment in the securities may be less than the return on a hypothetical direct investment in the underlying. In addition, the maximum gain reduces the effect of the upside gearing for all final underlying prices exceeding the final underlying price at which, by multiplying the corresponding underlying return by the upside gearing, the maximum gain is reached.

♦	The final underlying price and, consequently the payment at maturity, will be based on averaging over the valuation dates — Because your payment at maturity is based on the final underlying price of the underlying, which is the arithmetic average of the closing prices of the underlying on the valuation dates, your return on the securities may be lower than the percentage change in the price of the underlying from the strike date to the final valuation date, and could be negative even if the underlying remained flat or appreciated over the term of the securities.

♦	Investing in the securities is not equivalent to investing in the underlying — You will not have voting rights, rights to receive any distributions or any other rights with respect to the underlying shares.

♦	The probability that the final underlying price will fall below the initial underlying price and/or the geared downside threshold will depend in part on the volatility of the underlying — “Volatility” refers to the frequency and magnitude of changes in the price of the underlying. In general, the greater the volatility of the underlying, the greater the probability that the underlying will experience a large decline over the term of the securities and that the final underlying price will fall below the initial underlying price and/or the geared downside threshold. The underlying has historically experienced significant volatility. As a result, there is a significant risk that the final underlying price will fall below the geared downside threshold and that you will incur a significant loss on your investment in the securities. The terms of the securities are set, in part, based on expectations about the volatility of the underlying as of the trade date. If expectations about the volatility of the underlying change over the term of the securities, the value of the securities may be adversely affected, and if the actual volatility of the underlying proves to be greater than initially expected, the securities may prove to be riskier than expected on the trade date.

♦	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the securities will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the securities. As a result, the value of the securities prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the securities.

♦	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity — The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

♦	The estimated value of the securities on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

♦	The estimated value of the securities would be lower if it were calculated based on our secondary market rate — The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

♦	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market — Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

♦	The value of the securities prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Securities” below, the payout on the securities could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the securities at issuance and the value of the securities prior to maturity. Accordingly, the value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer, including the potential application of the upside gearing, the geared downside threshold and the threshold percentage, only applies if you hold the securities to maturity.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

♦	Our offering of the securities is not a recommendation of the underlying — The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying or in instruments related to the underlying, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying. These and other activities of our affiliates may affect the price of the underlying in a way that has a negative impact on your interests as a holder of the securities.

♦	The performance and market value of the United States Oil Fund, LP, particularly during periods of market volatility, may not correlate with the performance of its Underlying Commodity or its benchmark oil futures contract as well as the net asset value per share — The United States Oil Fund, LP does not fully replicate the performance of its Underlying Commodity or its benchmark oil futures contract (each as defined under “Fund Descriptions —The United States Oil Fund, LP” in the accompanying underlying supplement). The United States Oil Fund, LP does not hold its Underlying Commodity directly and invests primarily in futures contracts for its Underlying Commodity, oil futures contracts and other oil interests. In addition, the performance of the United States Oil Fund, LP will reflect its expenses and transaction costs, including those incurred in connection with its trading activities. All of these factors may lead to a lack of correlation between the performance of the United States Oil Fund, LP and its Underlying Commodity and its benchmark oil futures contract.

The investment objective of the United States Oil Fund, LP is for the daily changes in percentage terms of the net asset value of its shares to reflect the daily changes in percentage terms of its Underlying Commodity, as measured by the daily changes in the price of its benchmark oil futures contract, less its expenses. The United States Oil Fund, LP’s investment objective is not for its net asset value or market price of its shares to equal, in dollar terms, the spot price of light, sweet crude oil or any particular futures contract based on light, sweet crude oil, nor is the United States Oil Fund, LP’s investment objective for the percentage change in its net asset value to reflect the percentage change of the price of any particular futures contract as measured over a time period greater than one day. There is the risk that the daily changes in the price of the United States Oil Fund, LP’s shares on a percentage basis will not closely track the daily changes in the spot price of light, sweet crude oil on a percentage basis. This could happen if the price of United States Oil Fund, LP’s shares traded on its primary exchange does not correlate closely with the net asset value per share of the United States Oil Fund, LP; the changes in net asset value per share of the United States Oil Fund, LP do not correlate closely with the changes in the price of the benchmark oil futures contract; or the changes in the price of the benchmark oil futures contract do not closely correlate with the changes in the cash or spot price of crude oil. In addition, disruptions in the market for light, sweet crude oil, the imposition of position or accountability limits by regulators or exchanges or other extraordinary circumstances may impact the variance between the performances of the United States Oil Fund, LP and its benchmark oil futures contract. Further, the correlation between the prices of the benchmark oil futures contract and the spot price of the Underlying Commodity may at times be only approximate. The degree of imperfection of correlation depends upon circumstances such as variations in the speculative oil market, supply of and demand for oil futures contracts (including the benchmark oil futures contract) and other oil-related investments, and technical influences in oil futures trading. Finally, because the shares of the United States Oil Fund, LP are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the United States Oil Fund, LP may differ from the net asset value per share of the United States Oil Fund, LP.

During periods of market volatility, the United States Oil Fund, LP’s benchmark oil futures contract may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the United States Oil Fund, LP and the liquidity of the United States Oil Fund, LP may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the United States Oil Fund, LP. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the United State Oil Fund, LP. As a result, under these circumstances, the market value of shares of the United State Oil Fund, LP may vary substantially from the net asset value per share of the United State Oil Fund, LP. For all of the foregoing reasons, the performance of the United State Oil Fund, LP may not correlate with the performance of its Underlying Commodity or its benchmark oil futures contract as well as the net asset value per share of the United State Oil Fund, LP, which could materially and adversely affect the value of the securities in the secondary market and/or reduce any payment on the securities.

♦	The market price of crude oil will affect the value of the securities — Because the securities are linked in part to the performance of the United States Oil Fund, LP, which invests primarily in futures contracts on light, sweet crude oil, we expect that generally the market value of the securities will depend in part on the market price of crude oil. The price of crude oil is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Crude oil prices are volatile and subject to dislocation. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations, including relative cost, often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other crude oil producers. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). It is not possible to predict the aggregate effect of all or any combination of these factors.

♦	The United States Oil Fund, LP may be more volatile and more susceptible to price fluctuations of commodity futures contracts than an index or fund that provides broad commodity exposure — In contrast to an index or fund that includes or holds contracts on crude oil and non-crude oil commodities, the United States Oil Fund, LP primarily invests on contracts only on crude oil. As a result, price volatility in the contracts held by the United States Oil Fund, LP will likely have a greater impact on the United State Oil Fund, LP than it would on an index or fund with broad commodity exposure. In addition, because the United State Oil Fund, LP omits principal market sectors composing the commodity market, it will be less representative of the economy and commodity markets as a whole and will therefore not serve as a reliable benchmark for commodity market performance generally.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities — Any such research, opinions or recommendations could affect the closing price of the underlying and the value of the securities. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the price of the underlying and may have a negative impact on your interests as a holder of the securities. Investors should make their own independent investigation of the merits of investing in the securities and the underlying to which the securities are linked.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the securities — We expect to hedge our exposure under the securities through CGMI or other of our affiliates, who will likely enter into derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the underlying and other financial instruments related to the underlying and may adjust such positions during the term of the securities. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. Our affiliates and UBS and its affiliates may also engage in trading in instruments linked to the underlying on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the closing price of the underlying and reduce the return on your investment in the securities. Our affiliates or UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the underlying. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the securities.

♦	Even if the ETF pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement — In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing price of the underlying on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying by the amount of the dividend per share. If the ETF pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

♦	The securities may become linked to an asset other than the original underlying upon the occurrence of a reorganization event or upon the delisting of the underlying — For example, if the ETF enters into a merger agreement that provides for holders of the underlying to receive shares of another entity, the shares of such other entity will become the underlying for all purposes of the securities upon consummation of the merger. Additionally, if the underlying is delisted or the ETF is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the underlying. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

♦	An adjustment is not required to be made for all events that may have a dilutive effect on or otherwise adversely affect the market price of the underlying — For example, an adjustment will not be made for ordinary dividends or extraordinary dividends that do not meet the criteria described above. Moreover, the adjustments that are made may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying would not.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities — If certain events occur, such as market disruption events, events with respect to the ETF that may require a dilution adjustment or the delisting of the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect what you receive at maturity. Such judgments could include, among other things, any price required to be determined under the securities. In addition, if certain events occur, CGMI will be required to make certain discretionary judgments that could significantly affect your payment at maturity. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred;

♦	if a market disruption event occurs on the final valuation date, determining whether to postpone the final valuation date;

♦	determining the price of the underlying if the price of the underlying is not otherwise available or a market disruption event has occurred;

♦	determining the appropriate adjustments to be made to the initial underlying price upon the occurrence of an event described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement; and

♦	selecting a successor ETF or performing an alternative calculation of the price of the underlying if the underlying is delisted or the ETF is liquidated or otherwise terminated (see “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

♦	Changes made by the investment adviser to the ETF or by the sponsor of the index underlying the ETF may adversely affect the underlying— We are not affiliated with the investment adviser to the ETF or with the sponsor of the index underlying the ETF. Accordingly, we have no control over any changes such investment adviser or sponsor may make to the ETF or the index underlying the ETF. Such changes could be made at any time and could adversely affect the performance of the underlying.

♦	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Even if the treatment of the securities as prepaid forward contracts is respected, a security may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The diagram below illustrates your hypothetical payment at maturity for a range of hypothetical underlying returns.

The following table and hypothetical examples below illustrate the payment at maturity per $10.00 stated principal amount of securities for a hypothetical range of performances for the underlying from -100.00% to +100.00% and assume an initial underlying price of $6.00, a maximum gain of 94.00%, an upside gearing of 4.70, a downside gearing of 2.00 and a geared downside threshold of $4.80 (80.00% of the initial underlying price). The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the securities. The actual payment at maturity will be determined based on the final underlying price. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table and in the examples below have been rounded for ease of analysis.

Final Underlying Price	Underlying Return	Payment at Maturity	Total Return on Securities at Maturity(1)
$12.00	100.00%	$19.40	94.00%
$11.40	90.00%	$19.40	94.00%
$10.80	80.00%	$19.40	94.00%
$10.20	70.00%	$19.40	94.00%
$9.60	60.00%	$19.40	94.00%
$9.00	50.00%	$19.40	94.00%
$8.40	40.00%	$19.40	94.00%
$7.80	30.00%	$19.40	94.00%
$7.20	20.00%	$19.40	94.00%
$6.60	10.00%	$14.70	47.00%
$6.30	5.00%	$12.35	23.50%
$6.00	0.00%	$10.00	0.00%
$5.70	-5.00%	$9.50	-5.00%
$5.40	-10.00%	$9.00	-10.00%
$4.80	-20.00%	$8.00	-20.00%
$4.20	-30.00%	$6.00	-40.00%
$3.60	-40.00%	$4.00	-60.00%
$3.00	-50.00%	$2.00	-80.00%

$2.40	-60.00%	$0.00	-100.00%
$1.80	-70.00%	$0.00	-100.00%
$1.20	-80.00%	$0.00	-100.00%
$0.60	-90.00%	$0.00	-100.00%
$0.00	-100.00%	$0.00	-100.00%

(1) The “Total Return on Securities at Maturity” is calculated as (a) the payment at maturity per security minus the $10.00 issue price per security divided by (b) the $10.00 issue price per security.

Example 1 — The final underlying price of $9.00 is greater than the initial underlying price of $6.00, resulting in an underlying return of 50.00%. Because the underlying return of 50.00% multiplied by the upside gearing of 4.70 is greater than the maximum gain of 94.00%, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus a return equal to the maximum gain of 94.00%, resulting in a payment at maturity of $19.40 per $10.00 stated principal amount of securities (a total return at maturity of 94.00%*), calculated as follows:

$10.00 × (1 + the lesser of (i) underlying return × upside gearing and (ii) maximum gain)

$10.00 × (1 + the lesser of (i) 50.00% × 4.70 and (ii) 94.00%)

$10.00 × (1 + 94.00%) = $19.40

In this example, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the underlying.

Example 2 — The final underlying price of $6.30 is greater than the initial underlying price of $6.00, resulting in an underlying return of 5.00%. Because the underlying return of 5.00% multiplied by the upside gearing of 4.70 is less than the maximum gain of 94.00%, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus a return equal to 23.50%, resulting in a payment at maturity of $12.35 per $10.00 stated principal amount of securities (a total return at maturity of 23.50%*), calculated as follows:

$10.00 ×  (1 + the lesser of (i) underlying return × upside gearing and (ii) maximum gain)

$10.00 × (1 + the lesser of (i) 5.00% × 4.70 and (ii) 94.00%)

$10.00 × (1 + (5.00% × 4.70)) = $12.35

Example 3 — The final underlying price of $5.70 is less than the initial underlying price of $6.00 (resulting in an underlying return of –5.00%) but greater than the geared downside threshold of $4.80. Because the underlying return is negative and the final underlying price is greater than the geared downside threshold, Citigroup Global Markets Holdings Inc. would pay you a payment at maturity of $9.50 per $10.00 stated principal amount of securities (a total return at maturity of -5.00%*), calculated as follows:

$10.00 × (1 + underlying return)

$10.00 × (1+ -5.00%) = $9.50

In this example, because the final underlying price is less than the initial underlying price but greater than the geared downside threshold, you will be exposed to the negative underlying return on a 1-to-1 basis, resulting in a loss on the stated principal amount that is proportionate to the percentage decline in the price of the underlying.

Example 4 — The final underlying price of $3.60 is less than the initial underlying price of $6.00 (resulting in an underlying return of –40.00%) and less than the geared downside threshold of $4.80. Because the underlying return is negative and the final underlying price is less than the geared downside threshold, Citigroup Global Markets Holdings Inc. would pay you less than the full stated principal amount at maturity, resulting in a loss of 1% for every 1% decline up to the threshold percentage, and an additional 2% for every 1% by which the decline exceeds the threshold percentage. In this example, you would receive a payment at maturity of $4.00 per $10.00 stated principal amount of securities (a total return at maturity of -60%*), calculated as follows:

$8.00 + [$10.00 × downside gearing × (underlying return + threshold percentage)], subject to the minimum payment at maturity of zero

$8.00 + [$10.00 × 2.00 × (–40.00% + 20.00%)], subject to the minimum payment at maturity of zero

$8.00 + [$20.00 × –20.00%] = $4.00

Example 5 — The final underlying price of $2.40 is less than the initial underlying price of $6.00 (resulting in an underlying return of –60.00%) and less than the geared downside threshold of $4.80. Because the underlying return is negative and the final underlying price is less than the geared downside threshold, Citigroup Global Markets Holdings Inc. would pay you less than the full stated principal amount at maturity, resulting in a loss of 1% for every 1% decline up to the threshold percentage, and an additional 2% for every 1% by which the decline exceeds the threshold percentage. In this example, you would receive a payment at maturity of $0.00 per $10.00 stated principal amount of securities (a total return at maturity of -100.00%*), calculated as follows:

$8.00 + [$10.00 × downside gearing × (underlying return + threshold percentage)], subject to the minimum payment at maturity of zero

$8.00 + [$10.00 × 2.00 × (–60.00% + 20.00%)], subject to the minimum payment at maturity of zero

$8.00 + [$20.00 × –40.00%] = $0.00

If the underlying declines by 60% or more from the initial underlying price to the final underlying price, you will lose 100% of your investment in the securities. Any payment on the securities, including any repayment of the stated principal amount at maturity, is subject to the creditworthiness of the issuer and the guarantor, and if the issuer and the guarantor were to default on their obligations, you could lose your entire investment.

* The “total return at maturity” is calculated as (a) the payment at maturity per security minus the $10.00 issue price per security divided by (b) the $10.00 issue price per security.

The United States Oil Fund, LP

The United States Oil Fund, LP a Delaware limited partnership, is a commodity pool that continuously issues common shares of beneficial interest that may be purchased and sold on the NYSE Arca. The investment objective of the United States Oil Fund, LP is for the daily changes in percentage terms of the net asset value of the shares of the United States Oil Fund, LP to reflect the daily changes in percentage terms of the spot price of light, sweet crude oil delivered to Cushing, Oklahoma, as measured by the daily changes in the price of a specified short-term futures contract on light, sweet crude oil (the “benchmark oil futures contract”), less the United States Oil Fund, LP’s expenses. The benchmark oil futures contract is the futures contract on light, sweet crude oil traded on the New York Mercantile Exchange that is the near month contract to expire, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contract that is the next month contract to expire.

Information provided to or filed with the SEC by the United States Oil Fund, LP pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-209362 and 001-32834, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of the United States Oil Fund, LP trade on the NYSE Arca under the ticker symbol “USO.”

Please refer to the section “Fund Descriptions—The United States Oil Fund, LP” in the accompanying underlying supplement for important disclosures regarding the United States Oil Fund, LP.

This pricing supplement relates only to the securities offered hereby and does not relate to the underlying. We have derived all disclosures contained in this pricing supplement regarding the ETF from the publicly available documents described above. In connection with the offering of the securities, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the ETF.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The ETF is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying.

The following table sets forth, for each of the quarterly periods indicated, the high and low closing prices of the underlying from January 4, 2010 through March 12, 2020. The closing price of the underlying on March 12, 2020 was $6.54. We obtained the closing prices and other information below from Bloomberg, L.P., without independent verification. The closing prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. Since its inception, the price of the underlying has experienced significant fluctuations. The historical performance of the underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the underlying during the term of the securities. We cannot give you assurance that the performance of the underlying will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the underlying will pay in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the underlying.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low
01/04/10	03/31/10	$40.98	$35.08
04/01/10	06/30/10	$42.07	$31.85
07/01/10	09/30/10	$36.91	$31.78
10/01/10	12/31/10	$39.00	$34.62
01/03/11	03/31/11	$42.58	$35.39
04/01/11	06/30/11	$45.15	$35.64
07/01/11	09/30/11	$38.94	$30.50
10/03/11	12/30/11	$39.34	$29.74
01/03/12	03/30/12	$42.01	$37.13
04/02/12	06/29/12	$40.15	$29.46
07/02/12	09/28/12	$36.84	$31.43
10/01/12	12/31/12	$34.29	$31.21
01/02/13	03/28/13	$35.49	$32.40
04/01/13	06/28/13	$34.96	$31.01
07/01/13	09/30/13	$39.36	$34.67
10/01/13	12/31/13	$37.42	$33.19
01/02/14	03/31/14	$37.52	$32.81
04/01/14	06/30/14	$39.32	$35.80
07/01/14	09/30/14	$38.86	$34.19
10/01/14	12/31/14	$34.37	$20.30

01/02/15	03/31/15	$19.89	$15.96
04/01/15	06/30/15	$20.82	$17.56
07/01/15	09/30/15	$19.10	$12.49
10/01/15	12/31/15	$16.04	$10.66
01/04/16	03/31/16	$10.98	$7.96
04/01/16	06/30/16	$12.43	$9.08
07/01/16	09/30/16	$11.78	$9.33
10/03/16	12/30/16	$11.75	$9.77
01/03/17	03/31/17	$11.70	$10.01
04/03/17	06/30/17	$11.17	$8.71
07/03/17	09/29/17	$10.55	$9.10
10/02/17	12/29/17	$12.01	$9.97
01/02/18	03/29/18	$13.28	$11.86
04/02/18	06/29/18	$15.06	$12.51
07/02/18	09/28/18	$15.52	$13.51
10/01/18	12/31/18	$16.08	$9.29
01/02/19	03/29/19	$12.50	$9.85
04/01/19	06/28/19	$13.79	$10.64
07/01/19	09/30/19	$12.83	$10.84
10/01/19	12/31/19	$12.91	$10.89
01/02/20	03/12/20*	$13.18	$6.52

* As of the date of this pricing supplement, available information for the first calendar quarter of 2020 includes data for the period from January 2, 2020 through March 12, 2020. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2020.

The graph below illustrates the performance of the underlying from January 4, 2010 to March 12, 2020. The closing price of the underlying on March 12, 2020 was $6.54. We obtained the closing prices of the underlying from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing prices of the underlying should not be taken as an indication of future performance and no assurance can be given as to the final underlying price or any future closing price of the underlying. We cannot give you assurance that the performance of the underlying will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement and the discussion below under "Final Averaging Dates," the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, any gain or loss recognized upon a sale, exchange or retirement of a security should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as prepaid forward contracts is respected, your purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Potential Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

Averaging Dates. Because the Payment at Maturity is determined by reference to the value of the underlying on the Averaging Dates, it is possible that the Payment at Maturity could become subject to a minimum level that equals or exceeds the issue price, prior to the final Averaging Date (an “Early Fixing Event”). Upon an Early Fixing Event, it is possible that a holder would be treated as exchanging each of its securities for instruments treated as debt for U.S. federal income tax purposes. If this treatment applied, a U.S. Holder might be required to recognize any gain on the securities, and the U.S. Holder’s tax consequences of holding the securities after the Early Fixing Event would likely be significantly affected. In particular, a U.S. Holder would likely be required to recognize ordinary interest income on the securities in advance of their retirement or earlier disposition, and any gain upon disposition thereafter would likely be treated as ordinary income. A Non-U.S. Holder might be required to fulfill certain certification requirements in order to avoid being subject to U.S. federal withholding tax in respect of the securities. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying Product Supplement. Notwithstanding the foregoing, we believe that such treatment should not apply and that you will instead recognize any gain at maturity or an earlier disposition of the securities as described in the bullet points above. You should consult your tax adviser regarding the consequences of an Early Fixing Event.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the securities, will receive an underwriting discount of $0.075 for each security sold in this offering. UBS, as agent for sales of the securities, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the securities sold in this offering for $9.925 per security. UBS proposes to offer the securities to the public at a price of $10.00 per security. UBS will receive an underwriting discount of $0.075 per security for each security it sells to the public. The underwriting discount will be received by UBS and its financial advisors collectively. If all of the securities are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates. It is expected that CGMI or such other affiliates may profit from such expected hedging activity even if the value of the securities declines. This hedging activity could affect the closing price of the underlying and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the trade date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the trade date.

During a temporary adjustment period immediately following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately three months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the securities and other factors that cannot be predicted. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity.”

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